EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Harleysville Group Inc.:

We consent to the use of our reports dated March 9, 2007 with respect to the consolidated balance sheets of Harleysville Group Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference herein.

Our report dated March 9, 2007, with respect to the consolidated balance sheets of Harleysville Group Inc. and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, contains an explanatory paragraph that describes Harleysville Group Inc.’s adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

KPMG LLP

Philadelphia, Pennsylvania
August 2, 2007